Exhibit 21.1

LIST OF SUBSIDIARIES

NCN Group Limited
NCN Media Services Limited
NCN Management Services Limited
Crown Winner International Limited
Cityhorizon Limited
NCN Group Management Limited
NCN Huamin Management Consultancy (Beijing) Company Limited
Shanghai Quo Advertising Company Limited
Xuancaiyi (Beijing) Advertising Company Limited
Guangdong Tianma International Travel Service Co., Ltd.
NCN Landmark International Hotel Group Limited
Beijing NCN Landmark Hotel Management Limited
Teda (Beijing) Hotels Management Limited
NCN Asset Management Services Limited
NCN Travel Services Limited
NCN Financial Services Limited
NCN Hotels Investment Limited
NCN Pacific Hotels Limited
Linkrich Enterprise Advertising and Investment Limited